Exhibit 10.14

                       Consulting Agreement

          This Consulting Agreement is entered into as of this 6th day of December, 1996 by and between EMCORE Corporation, a New Jersey corporation having its chief executive offices at 394 Elizabeth Avenue, Somerset, New Jersey 08873 ("Emcore"), and Norman E. Schumaker, residing at 20 Upper Warren Way, Warren, New Jersey 07059 ("Dr. Schumaker").

          WHEREAS, Dr. Schumaker has served honorably as the Chief Executive Officer of Emcore from its formation until December 4, 1996, on which date he retired as its Chief Executive Officer, its Chairman of the Board of Directors and as a member of its Board of Directors;

          WHEREAS, Emcore desires to maintain a continuing relationship with Dr. Schumaker and obtain the benefit of his consulting services on a regular basis, and Dr. Schumaker is willing to provide such services; and

          WHEREAS, Emcore and Dr. Schumaker both desire to provide for appropriate retirement arrangements.

          NOW, THEREFORE, in consideration of the foregoing, and of the agreements hereinafter set forth, the parties hereto agree as follows:
CONSULTING PROVISIONS:  1.   Consulting.  Dr. Schumaker agrees to provide
consulting services to Emcore in the area of compound semiconductor materials and devices for eight, eight hour workdays per month (approximately 2 days a week less vacation time) for a term of two years commencing January 1, 1997 and ending December 31, 1998 (the "Term"). Dr. Schumaker agrees that he will consult with no other person or entity during the Term in the subject area of compound semiconductor materials and devices without the prior written consent of Emcore, which consent shall not be unreasonably withheld. Dr. Schumaker shall be responsible to, and shall from time to time report to, the Chairman of the Board of Directors of Emcore and will consult with such personnel and take direction for such consulting assignments from either the Chairman of the Board of Directors or such other senior executive personnel as the Chairman shall from time to time designate. Dr. Schumaker agrees to review regularly the status of research and product development projects to which he has been assigned, discuss such projects with the Emcore's scientific and technical personnel and provide regular comments on and suggestions for improvement of these projects. Dr. Schumaker and the senior executive personnel of Emcore shall consult from time-to-time about other assignments which Dr. Schumaker may undertake, including the attendance at conferences, appearances at trade shows and discussion of scientific problems with customers (but no sales visits), provided that no such additional services shall be undertaken without the specific and voluntary agreement of both parties. Emcore agrees to reimburse Dr. Schumaker for all reasonable expenses incurred in connection with the performance of such additional assignments.
          2. Renewal. This Agreement will automatically renew for one successive two-year term if neither party gives notice to the other more than sixty (60) days prior to the end of the Term (i.e., November 2, 1998) of his or its intention not to renew at the end of the Term. In the event of such renewal the Term shall be extended until December 31, 2000.

          3. Consulting Fee. Dr. Schumaker shall receive a monthly fee of $20,833.33 (an annual rate of $250,000.00) payable for each month of the Term on the first day of that month. To secure the payment of the consulting fee, Emcore agrees to deposit, no later than December 24, 1996, $500,000 in an interest-bearing account, said interest being for the benefit of Emcore, with the law firm of Dillon, Bitar and Luther as escrow agent. Emcore shall have the option of having the monthly consulting fee paid from the escrow or paying such sums directly. If sums are paid directly, then upon the written request of Emcore and upon written notice given to Dr. Schumaker and without objection by Dr. Schumaker within ten days, the escrow agent shall release to Emcore that portion of the consulting fee so paid by Emcore. Interest on the account shall be paid quarterly to Emcore without the requirement of notice. Emcore agrees that this is a Security agreement and all amounts in the escrow are pledged as security for payment of the consulting fee. In the event of default hereunder Dr. Schumaker shall have all of the rights and remedies of a secured party under the Uniform Commercial Code with respect to the balance of such escrow. Emcore and Dr. Schumaker shall enter into such further security documents as Dr. Schumaker shall reasonably request to perfect Dr. Schumaker's security interest in the escrow fund.

          4. Automotive Allowance. Emcore shall provide Dr. Schumaker an automobile allowance of $750 per month through the Term of this Agreement which shall be paid on the first of the month.

          5. Forgiveness of Advances. Emcore has advanced to Dr. Schumaker $58,000 and $57,300. Emcore acknowledges that, as previously agreed, the $58,000 advance has been forgiven as of the date of Dr. Schumaker's retirement. Emcore agrees to forgive the $57,300 advance on January 1, 1997, as additional compensation for Dr. Schumaker's consulting activities.

          6. Notes and Warrants Issued May 1, 1996. On May 1, 1996, Emcore completed an offering to shareholders of Subordinated Notes and Warrants. Employees who were also shareholders were permitted to participate in the offering on the basis of delivery of their personal notes in lieu of cash as an employee benefit. Pursuant to this offering, Dr. Schumaker purchased in the aggregate $566,432 principal amount of Emcore's Subordinated Notes and received Warrants to purchase 472,027 shares of Emcore Common Stock, exercisable at $1.20 per share, and paid for these securities with Dr. Schumaker's personal Note in the amount of $566,432. Dr. Schumaker agrees to place said Subordinated Notes and said Warrants in escrow with the escrow agent until January 6, 1998. On such date such securities shall be released to Dr. Schumaker unless this Agreement has been terminated for reasons other than the death or disability of Dr. Schumaker or a material breach of this Agreement by Emcore. In such event the parties agree that the May 1, 1996 transaction shall be reversed and Dr. Schumaker, through the escrow agent, shall re-deliver to Emcore said Subordinated Notes and said Warrants and said personal Note of Dr. Schumaker shall be automatically canceled. Should any party dispute that such securities should be released or should be cancelled, such party shall give written or facsimile notice to the escrow agent no later than January 5, 1998 and the escrow agent shall advise the other party then shall hold such securities pending the written agreement of the parties or an order of court. Should such Warrants be called while in escrow, the escrow agent shall take instructions from Dr. Schumaker in responding to the call and Dr. Schumaker may direct that the Notes be delivered in payment, provided that if such warrants are exercised the shares of common stock deliverable upon exercise shall be delivered into escrow. Should Dr. Schumaker desire to exercise the warrants during the escrow period, then the escrow agent shall exercise the warrants at Dr. Schumaker's written direction and using as payment such funds as Dr. Schumaker shall provide or the Subordinated Notes at Dr. Schumaker's direction.
         7. Public Statements Concerning Emcore or its Tech nology. Dr. Schumaker agrees that during the Term of this Agreement that he will submit all public statements and literary works relating to Emcore or the subject area of this Consulting Agreement to Emcore for its review prior to publication or release to third parties to better assure the good name of Emcore and better protect its confidential information. Emcore will submit to Dr. Schumaker all public statements or literary works referring to Dr. Schumaker prior to publication to better assure his good name.

          8. Termination. This Consulting Agreement shall terminate if Dr. Schumaker shall die or, within the meaning of the disability policy identified below, if Dr. Schumaker shall become disabled. This Consulting Agreement may be terminated by Emcore only for material breach of its provisions and after 30 days written notice to Dr. Schumaker identifying the breach and providing a reasonable opportunity (if at all possible) to cure. Upon termination all of Emcore's obligations under this Agreement to make payments shall cease and the Term shall come to an end.

          9.   Confidentiality Agreement.

               A. Records and Disclosure. During the Term, Dr. Schumaker shall maintain on a current basis complete and accurate records of all research or technical development work on which Dr. Schumaker consults hereunder, whether or not his involvement was during normal Emcore working hours or on Emcore premises. Such records shall be the property of Emcore. Dr. Schumaker shall disclose forthwith to Emcore any discovery, invention or literary work of any type that is used or usable by Emcore, and that is or was conceived or created by him during the Term and relating to the subject area of this Consulting Agreement or during the period of his prior employment by Emcore, whether or not patentable or copyrightable, whether affirmative or negative in nature, and whether made solely or jointly with others, unless such discovery, invention, or literary is conceived or created after December 4, 1996 in connection with a consulting agreement with another entity and such consulting is not in violation of this Agreement (collectively, "Developments").

               B. Assignment. Dr. Schumaker hereby assigns, and agrees to assign, to Emcore all of Dr. Schumaker's right, title and interest in all Developments, whether or not presently in exist- ence, and in all domestic and foreign intellectual property rights therein. Upon the filing by Emcore of any U.S. patent application naming Dr. Schumaker as an inventor or co-inventor, Emcore shall pay to Dr. Schumaker the sum of five hundred dollars ($500).

                C. Cooperation. At Emcore's request and expense, during and after the Term Dr. Schumaker shall (i) execute and deliver to Emcore or its designee all documents that Emcore, in its sole discretion, deems proper and necessary in connection with the preparation, assignment, filing or prosecution of any domestic or foreign patent or copyright application for any Development; (ii) give and make any truthful oath to obtain, perfect, and enforce any patent or copyright relating to any Development; and (iii) assist in any other lawful way to obtain, perfect and enforce any patent or copyright or application for any Development.

               D. Confidentiality. During the Term and thereafter, Dr. Schumaker shall not use or disclose to any person, except as may be necessary in performing Dr. Schumaker's duties to Emcore, any confidential information of or concerning Emcore, its actual or anticipated business, research or development, its technology or the implementation or exploitation thereof, including without limitation information pertaining to customers, accounts, vendors, prices, costs, materials, processes, material results, materials technology, device results, system designs, system specifications, materials of construction, trade secrets, and equipment designs.

               E. Covenant. During the Term, Dr. Schumaker shall not become involved directly or indirectly, as a shareholder, director, officer, employee, agent or otherwise (except as the owner of less than one percent (1%) of the shares of a company whose annual gross revenues exceed one hundred million dollars), in any business activity which the Board of Directors of Emcore determines to be competitive with Emcore. For a period of two (2) years after the Term, Dr. Schumaker shall not: (1) Be employed by or become a principal of any domestic or foreign business competing with Emcore in the United States; (2) Accept employment with any customer of Emcore or any supplier of goods or services to Emcore without prior consultation with Emcore; (3) Solicit any employee of Emcore to leave such employee's position with Emcore; or (4) Solicit business from any customer of Emcore without the prior written consent of Emcore which written consent will not be unreasonably refused.

               F. Remedy. Breach by Dr. Schumaker of Subsection D ("Confidentiality") or E ("Covenant") would injure Emcore in a manner not adequately compensable by money damages. In the event of such an active or threatened breach, Emcore shall be entitled to an injunction, including a preliminary injunction and temporary restraining order, without posting a bond.
RETIREMENT PROVISIONS

          10. Retirement. Dr. Schumaker retired from his positions as an employee, as an officer and as a member of the Board of Directors of Emcore on December 4, 1996.

          11. Stock Options. Dr. Schumaker holds incentive stock options granted by Emcore under its 1995 Incentive Stock Option Plan to purchase 150,000 shares of Emcore's common stock, of which 90,000 shares are presently vested. The Board of Directors of Emcore has, by Resolution, extended the period for the exercise of these vested options for ninety (90) days from December 4, 1996 until March 4, 1997. Emcore acknowledges that Dr. Schumaker may exercise the 90,000 options up to, and including, that date. Dr. Schumaker acknowledges that the remaining 60,000 unvested options have lapsed pursuant to the terms of the options.

          12. Medical, Disability and Life Insurance. Emcore agrees to provide Dr. Schumaker with participation, during the period ending on December 31, 2001, in Emcore's plan of medical benefits. Emcore agrees to assign to Dr. Schumaker the Disability Insurance policy under which he is presently covered and the two life insurance policies on his life payable to his selected beneficiary in the aggregate face amount of $1,075,000, if these policies are by their terms assignable, and if not assignable to establish similar policies which are assignable and so assign them. Emcore agrees to reimburse Dr. Schumaker, until December 31, 2001, for all premiums due on
these three policies.   Emcore shall be free to continue or to cancel at its
option any key-man insurance  payable to Emcore it may have on the life of Dr.

Schumaker. In the event Emcore shall determine to cancel such insurance, it shall give thirty (30) days notice to Dr. Schumaker and afford Dr. Schumaker the opportunity to purchase such policy from Emcore upon payment to Emcore of its cash surrender value if such insurance shall then be assignable according to its terms.
          13. Bonus, Vacation Time and Expense Reimbursement. Dr. Schumaker has or shall be paid within two days of the execution of this Agreement by Emcore $103,055 in full satisfaction of all bonus and all vacation time obligations of Emcore to Dr. Schumaker. Dr. Schumaker agrees to submit to Emcore no later than January 15, 1997 all expense vouchers for expenses incurred during the period of his employment and Emcore shall reimburse Dr. Schumaker for all expenses reasonably incurred.

          14. Employment Agreement and Confidentiality Agreement. The parties agree that the Employment Agreement dated January 1, 1996, which fully replaced all prior employment agreements, has been terminated and all benefits to which Dr. Schumaker is entitled thereunder have been replaced by the benefits provided hereunder. Notwithstanding such termination, Paragraph 8 thereof regarding the protection of Confidential Information of Emcore, as was originally intended, shall remain in effect. The Employment Agreement was supplemented by a Confidentiality Agreement dated October 14, 1996 which shall also remain in effect.

          15.  401(k) Plan.   Dr. Schumaker has made voluntary contributions
to the 401(k) plan sponsored by Emcore. Emcore acknowledges that Dr. Schumaker, subject to terms of the plan, may withdraw such funds and will from time to time at Dr. Schumaker's request will so instruct the plan trustee.

  GENERAL PROVISIONS
          16. General Release. Emcore hereby generally releases Dr. Schumaker from all claims or causes of action it may hold against Dr. Schumaker as of the date of this Agreement, whether or not presently known to Emcore (except for fraud), except as provided for herein. Dr. Schumaker hereby generally releases Emcore, its officers, its directors, its controlling shareholders and its employees from all claims or causes of action which he may hold against them as of the date of this Agreement, whether or not presently known to Dr. Schumaker (except for fraud), except as provided for herein. In addition, Dr. Schumaker and Emcore each hereby generally release the other from any and all claims arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, or any applicable state securities law whether such claims arise from facts and circumstances as of the date hereof or as of any date until December 31, 1997.

          17. Indemnification. Should any action be brought against Dr. Schumaker arising out of his acts on behalf of Emcore as a consultant, employee, officer, director or shareholder of Emcore, Emcore agrees to indemnify and hold harmless Dr. Schumaker from any liability or costs (including attorneys fees) incurred in defending such actions, provided Dr. Schumaker shall give reasonably prompt notice to Emcore of all such actions, shall allow Emcore, at its option, to defend such actions and shall cooperate fully with Emcore in defense of such actions.

          18. Public Offering. Emcore may undertake an initial public offering of its shares of common stock at some time in the future. In connection with any such initial public offering, Dr. Schumaker agrees that he will execute a restrictive letter as proposed by the underwriters acting in connection with such offering and which is signed by other executive officers and major shareholders of Emcore. However, this restrictive letter shall not restrict the resale of the shares for a period greater than a period of six months from the date of any initial public offering of Emcore's common stock. Dr. Schumaker agrees not to exercise any piggy-back rights pursuant to any Registration Rights Agreement in connection with any such offering unless Emcore's principal shareholder, Jesup & Lamont Merchant Partners, L.L.C., its successors and assigns or its affiliates shall be selling shareholders in such offering. In the event such initial public offering is completed, Emcore agrees to assist Dr. Schumaker in preparing and filing any report he is required to file under the federal and state securities laws including
Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 as may from time to time be required to be filed by Dr. Schumaker which may arise from his beneficial ownership of shares of common stock of Emcore or otherwise.

          19.  Affiliation.   Emcore acknowledges that as of December 4, 1996
Dr. Schumaker ceased to be an affiliate of Emcore. Emcore agrees to remove restrictive legends from Dr. Schumaker securities at such time or from time to time as Dr. Schumaker shall request in writing, but not before the expiration of six months from December 4, 1996, and not prior to the expiration of any restrictive period under any underwriters restrictive letter provided that at such time, as a matter of law, such restrictions may be remove in the opinion of counsel reasonably acceptable to the Emcore. Emcore acknowledges that Dr. Schumaker owns 1,251,351 shares of common stock, warrants to purchase 472,027 shares of common stock and holds options to purchase 90,000 shares of common stock.

          20. Independent Contractor. Dr. Schumaker shall be an independent contractor, and not an employee, with respect to the consulting services.

          21.  Legal Fee.     Emcore shall pay the reasonable legal expenses
of Dr. Schumaker incurred in the negotiation and preparation of this Agreement.

          22. Miscellaneous. This Consulting Agreement constitutes the entire agreement of the parties in connection with the subject matter hereof. This Agreement shall be interpreted in accordance with the substantive laws of the State of New Jersey. SHOULD ANY DISPUTE ARISE UNDER THIS AGREEMENT, THE PARTIES HERETO AGREE THAT IN ANY CIVIL ACTION EACH SHALL WAIVE THE RIGHT TO TRIAL BY JURY AND CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW JERSEY AND SHALL WAIVE ANY CLAIM OF IMPROPER VENUE OR FORUM NON CONVENIENS WITH RESPECT THERETO. This Agreement is a personal contract and Dr. Schumaker's rights and obligations herein may not be sold, transferred or assigned, pledged, hypothecated or otherwise alienated by Dr. Schumaker. Notwithstanding the foregoing, Dr. Schumaker may transfer his rights hereunder to an entity formed by him and principally owned by him and his family, so long as he shall remain personally responsible for the performance of all duties hereunder. The rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of the successors and assigns of each. This Agreement may be amended only in writing signed by both parties to this Agreement. Notices to be given pursuant to this Agreement shall be given to the parties' address set forth at the head of this Agreement or at such other address as one party shall advise the other in writing in accordance with this notice procedure.

          IN WITNESS WHEREOF, Dr. Schumaker and Emcore's duly authorized corporate officer, have executed this Agreement as of the date set forth above.
                                   EMCORE CORPORATION

                                   By:  /s/ Thomas G. Werthan
                                        Thomas G. Werthan
                                        Vice President


                                        /s/ Norman E. Schumaker
                                        Norman E. Schumaker